Exhibit 10.2
EXECUTION COPY
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of July 27, 2009 (this “Agreement”), by and among SK TELECOM CO., LTD., a company organized under the laws of the Republic of Korea (the “Stockholder”), and Sprint Nextel Corporation, a Kansas corporation (“Parent”).
     WHEREAS, concurrently with the execution of this Agreement, Parent, Sprint Mozart, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Virgin Mobile USA, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of Class A Common Stock and Class C Common Stock (as defined in the Merger Agreement) will be converted into the right to receive the Merger Consideration specified therein;
     WHEREAS, as of the date hereof, the Stockholder Beneficially Owns (as hereinafter defined) the number of shares of Company Common Stock set forth opposite the Stockholder’s name on Schedule I hereto; and
     WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Capitalized Terms. For the purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
     Section 1.02 Other Definitions. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.
     (a) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
     (b) “Beneficial Ownership” by a person of any securities means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such securities; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such securities; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.
     (c) “Certificate of Designations” means the Certificate of Designations of the Company Preferred Stock.
     (d) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
     (e) “Company Common Stock” means, collectively, Class A Common Stock, Class B Common Stock and Class C Common Stock and will also include for purposes of this Agreement all shares or other voting securities into which Company Common Stock may be reclassified, sub-divided, consolidated or converted and all shares or other voting securities convertible into or exerciseable or exchangeable for Company Common Stock and in each case any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Company Common Stock and entitled to vote in respect of the matters contemplated by Article II. For the avoidance of any doubt, Company Common Stock shall include the Company Preferred Stock.
     (f) “Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of Company Common Stock that the Stockholder acquires Beneficial Ownership of on or after the date hereof.
     (g) “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under securities laws and the Stockholders’ Agreement.
     (h) “Existing Shares” means, with respect to the Stockholder, the number of shares of Company Common Stock Beneficially Owned (and except as may be set forth on Schedule I hereto, owned of record) by the Stockholder as of the date hereof (excluding the 193,368 shares of Class A Common Stock owned of record by Helio, Inc. as of the date hereof (the “Helio Shares”)), as set forth opposite the Stockholder’s name on Schedule I hereto.
     (i) “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

     (j) “Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a person.
     (k) “Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of August 22, 2008, by and among the Company, the Stockholder, Corvina Holdings Limited, Cortaire Limited and Sprint Ventures, Inc.
     (l) “Subsidiary” of any person means any other person (i) of which such person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power of such other person or (ii) of which such person possesses the right to elect more than fifty percent (50%) of the directors or persons holding similar positions of such other person.
     (m) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
ARTICLE II
VOTING
     Section 2.01 Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:
     (a) appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and
     (b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, not less than 7,735,790 Covered Shares that are entitled to vote in each case: (i) in favor of the adoption of the Merger Agreement, approval of the Merger or any other action of the stockholders of the Company reasonably requested by Parent in furtherance thereof; (ii) against any action or agreement that is in opposition to, or competitive or inconsistent with, the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder contained in this Agreement; (iii) against any Acquisition Proposal; and (iv) against any other action, agreement or transaction that would otherwise materially interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Stockholder of its obligations under this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of members to the board of directors of the Company, other than nominees to the board of directors of the Company that are directors of the Company on the date of this Agreement or elected or appointed by such directors or committees thereof or in accordance with the Stockholders’ Agreement; (D) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Parent; or (E) any other change in the Company’s corporate structure or business.
     Section 2.02 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement and the Stockholders’ Agreement, the Stockholder (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Shares except with respect to matters that do not breach in any material respect the voting obligations set forth in Section 2.01(b) and (iii) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing any of its material obligations under this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
     The Stockholder hereby represents and warrants to Parent as follows:
     Section 3.01 Organization; Authorization; Validity of Agreement; Necessary Action. The Stockholder is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Stockholder has full power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.02 Ownership. Schedule I sets forth opposite the Stockholder’s name the number of shares of Company Common Stock over which the Stockholder has Beneficial Ownership as of the date hereof (excluding the Helio Shares). Subject to Section 4.01, the Stockholder’s Existing Shares are, and from the date hereof through and including the Closing Date will be, Beneficially Owned by the Stockholder. Subject to Section 4.01, any Covered Shares of the Stockholder acquired after the date hereof will be from and after such date through and including the Closing Date Beneficially Owned by the Stockholder. Except as set forth in the Stockholders’ Agreement, the Stockholder has and will have the sole power to vote and dispose of the Stockholder’s Existing Shares. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of any Encumbrances. As of the date hereof, except for the Helio Shares, neither the Stockholder nor any Affiliate of the Stockholder Beneficially Owns or holds any right to acquire any additional shares of Company Common Stock or any other voting securities of the Company or its Subsidiaries.
     Section 3.03 No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of the Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase and sale of, or result in the creation of any Encumbrance on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     Section 3.04 Consents and Approvals. Except for filings required by or advisable under applicable securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.
     Section 3.05 Absence of Litigation. As of the date hereof, there is no action, suit or proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to impair in any material respect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     Section 3.06 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.
ARTICLE IV
OTHER COVENANTS
     Section 4.01 Prohibition on Transfers, Other Actions. The Stockholder hereby agrees not to (i) Transfer any of its Covered Shares, Beneficial Ownership thereof or any other interest therein; provided that no Transfer of its Covered Shares to any Affiliate of the Stockholder that agrees in writing to be bound by the terms and conditions of this Agreement shall be subject to the above restriction; (ii) enter into any agreement, arrangement or understanding with any person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could materially restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void. Subject to Section 4.03, the Stockholder also agrees not to engage in any transaction with respect to any of the Covered Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.
     Section 4.02 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
     Section 4.03 No Solicitation. The Stockholder agrees that (i) it and its executive officers and directors shall not, (ii) its Subsidiaries and its Subsidiaries’ executive officers and directors shall not, (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ Representatives shall not, (A) directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (B) directly or indirectly participate in or knowingly encourage any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (C) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, an Acquisition Proposal or (D) agree or publicly propose to do any of the foregoing. The Stockholder agrees that it will, and it will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal or any potential Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 4.03 or any other provision of this Agreement, if the Company or its Board of Directors is engaging in any actions permitted to be taken by the Company or its Board of Directors pursuant to clause

(iii) or (iv) of Section 6.5(a) of the Merger Agreement, then the Stockholder may also engage in discussions concerning the relevant Acquisition Proposal with the person making such Acquisition Proposal, including with respect to potential commercial arrangements between the Stockholder and its Affiliates and the person making such Acquisition Proposal. In connection with any discussions permitted pursuant to the preceding sentence, the Stockholder and its Affiliates may provide to the person making such Acquisition Proposal access to their properties, books and records or confidential information or data. The Stockholder shall keep Parent reasonably informed in all material respects of the status and details (including any developments thereto) of such discussions.
     Section 4.04 Notice of Acquisitions. During the term of this Agreement, upon the written request of Parent, the Stockholder hereby agrees to disclose to Parent in writing the number of any additional shares of Company Common Stock or other voting securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof, such written disclosure to be made by the Stockholder within five Business Days of such written request from Parent.
     Section 4.05 Stockholder Capacity. No person who owns, directly or indirectly, any capital stock of the Stockholder or any director or officer of the Stockholder, in each case, who is or becomes during the term of this Agreement a director or officer of the Company or any of its Affiliates will be deemed to make any agreement or understanding in this Agreement in that person’s capacity as a director or officer of the Company or any such Affiliate. The Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of its Existing Shares, and nothing in this Agreement will limit or affect any actions taken by any person who owns, directly or indirectly, any capital stock of the Stockholder or any director or officer of the Stockholder in his or her capacity as a director or officer of the Company or any of its Affiliates. Without limiting the generality of the foregoing, Parent acknowledges that Sung Won Suh and Richard Chin are members of the Board of Directors of the Company and are also affiliated with the Stockholder, and that the foregoing persons in their respective capacity as members of the Board of Directors of the Company may, in the exercise of their fiduciary duties under applicable Law, take actions that would violate this Agreement if such actions were taken by a Stockholder. Parent agrees that no such action taken in such individual’s capacity as a member of the Board of Directors of the Company will be deemed a violation of this Agreement. Nothing herein shall limit or affect any actions taken by such person solely in his or her capacity as a director or officer of the Company.
     Section 4.06 Waiver of Consent; Waiver under Certificate of Designations; Consent. Subject to Section 5.01, the Stockholder hereby waives any requirement to obtain its respective consent to the Merger Agreement (as in effect as of the date hereof or as such Merger Agreement may be amended in a manner that does not give the Stockholder the right to terminate this Agreement pursuant to Section 5.01) and the transactions contemplated thereby pursuant to Section 2.6 of the Stockholders’ Agreement or Article II, Section 3 of the Company Bylaws. Subject to Section 5.01, the Stockholder hereby waives (i) any right of the holders of Company

Preferred Stock to vote or consent as a separate class in respect of the approval of the Merger or the Merger Agreement (as in effect as of the date hereof or as such Merger Agreement may be amended in a manner that does not give the Stockholder the right to terminate this Agreement pursuant to Section 5.01), including the consideration to be paid to the holders of Company Preferred Stock thereunder, and (ii) the application of Section 8 of the Certificate of Designations to the consideration to be paid to the holders of Company Preferred Stock pursuant to the Merger and the Merger Agreement (as in effect as of the date hereof or as such Merger Agreement may be amended in a manner that does not give the Stockholder the right to terminate this Agreement pursuant to Section 5.01). Subject to Section 5.01, for the avoidance of doubt, the Stockholder agrees and consents to the receipt in respect of any shares of Company Preferred Stock held by the Stockholder of the amount of consideration provided therefor in the Merger Agreement (as in effect as of the date hereof or as such Merger Agreement may be amended in a manner that does not give the Stockholder the right to terminate this Agreement pursuant to Section 5.01). Subject to Section 5.01, the Stockholder agrees and consents to the receipt in respect of any shares of Company Common Stock held by the Stockholder of the amount of Merger Consideration provided therefor in the Merger Agreement (as in effect as of the date hereof or as such Merger Agreement may be amended in a manner that does not give the Stockholder the right to terminate this Agreement pursuant to Section 5.01), and the Stockholder acknowledges and agrees that the amount of such Merger Consideration is less than the amount of Merger Consideration to be paid to certain other holders of Company Common Stock pursuant to the Merger Agreement (as in effect as of the date hereof or as such Merger Agreement may be amended in a manner that does not give the Stockholder the right to terminate this Agreement pursuant to Section 5.01).
     Section 4.07 Further Assurances. Without limiting the foregoing, the Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the S-4 and Proxy Statement the Stockholder’s identity and ownership of its Covered Shares and the nature of the Stockholder’s obligations under this Agreement. Parent agrees to give the Stockholder a meaningful opportunity to review and comment on the S-4 prior to each filing of the Proxy Statement.
ARTICLE V
MISCELLANEOUS
     Section 5.01 Termination. This Agreement shall remain in effect until the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms, and after the occurrence of such applicable event this Agreement shall terminate and be of no further force; provided, however, that (A) the Stockholder shall have the right to terminate this Agreement by written notice to Parent if the terms of the Merger Agreement are amended or waived without the prior written consent of the Stockholder, but only if such amendment or waiver creates any additional condition to the consummation of the Merger, reduces the amount of Merger Consideration, changes the form of the Merger Consideration or otherwise adversely affects the Stockholder in any material respect and (B) the provisions of this Section 5.01 and of Sections 5.03 through 5.14 shall survive any termination of this Agreement. Nothing in this Section 5.01 and no termination of this Agreement shall relieve or otherwise limit any party of liability for breach of this Agreement.
     Section 5.02 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
     Section 5.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to Parent, to:

Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: General Counsel
Fax: 913-523-9802

and

Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: President — Strategic Planning and Corporate Initiatives
Fax: 913-523-8888

with an additional copy (which shall not constitute notice) to:

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Fax: (212) 556-2222
Attention: E. William Bates, II
Adam M. Freiman

(b)	if to the Stockholder, to: SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999, Korea Fax: +82 2 6100 7928 Attention: Sang Woo Kim

     Section 5.04 Interpretation. When reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors, and it shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     Section 5.05 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 5.06 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.
     Section 5.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles that would cause the Laws of another jurisdiction to apply).
     Section 5.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 5.09 Specific Performance. The parties agree that irreparable damage would occur and that the parties and the third party beneficiaries of this Agreement would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 5.01, Parent shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. The parties further agree that (x) by seeking the remedies provided for in this Section 5.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement is terminated or in the event that the remedies provided for in this Section 5.09 are not available or are otherwise not granted and (y) nothing in this Section 5.09 shall restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 5.01.
     Section 5.10 Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and (iv) consents to service being made through the notice procedures set forth in Section 5.03. Each of the Stockholder and Parent hereby agrees, to the fullest extent permitted by Law, that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.03 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.
     Section 5.11 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Stockholder.
     Section 5.12 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, the validity, legality and enforceability of all other conditions and provisions of this Agreement shall not be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and if the parties cannot come to an agreement, such term or provision shall be deemed reformed to the extent necessary to conform to applicable Law and to give maximum effect to the intent of the parties hereto.

     Section 5.13 Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of each of the other parties. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 5.14 Expenses. All costs and expenses (including legal fees) (i) incurred in connection with the preparation and negotiation of this Agreement shall be paid by the party incurring such expenses and (ii) incurred due to or in connection with any action to enforce the terms of this Agreement shall be paid by the non-prevailing party in such action.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized person thereunto duly authorized) as of the date first written above.

SPRINT NEXTEL CORPORATION
By:	/s/ Keith O. Cowan
	Name:	Keith O. Cowan
	Title:	President – Strategic Planning and Corporate Initiatives

SK TELECOM CO., LTD.
By:	/s/ Jin Woo So
	Name:	Jin Woo So
	Title:	President, Global Management Service

SCHEDULE I
Ownership of Common Stock

Name and Address of
Stockholder	Beneficial Ownership
SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999, Korea Attention: Sang Woo (Sean) Kim	SK Telecom Co., Ltd. owns 10,999,373 shares of Class A Common Stock and 25,750 shares of Company Preferred Stock.